Exhibit 4.6

EXECUTION VERSION

Fourth SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (“Supplemental Indenture”), dated as of June 6, 2023, among Kinross Gold Corporation, a corporation duly organized and existing under the laws of the Province of Ontario (the “Company”), Compañía Minera Mantos de Oro, a sociedad contractual minera organized under the laws of the Republic of Chile (“Mantos de Oro”) and Computershare Trust Company, N.A., as trustee (the “Trustee”) under the Indenture referred to below. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

W I T N E S S E T H

WHEREAS, the Company, the Guarantors named therein and Wells Fargo Bank, N.A. have entered into an Indenture, dated as of August 22, 2011, as supplemented by the first supplemental indenture, dated as of December 8, 2014, the second supplemental indenture, dated as of September 1, 2016, and the third supplemental indenture, dated as of March 25, 2022 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance by the Company of its unsecured debentures, notes or other evidence of indebtedness (the “Securities”), to be issued in one or more series as provided in the Indenture;

WHEREAS, on May 29, 2023, Mantos de Oro became a Credit Agreement Guarantor;

WHEREAS, Section 1403 of the Indenture provides that if any Subsidiary shall be a Credit Agreement Guarantor at a time when such Subsidiary is not a Guarantor, the Company shall cause such Subsidiary to execute a Supplemental Indenture pursuant to which such Subsidiary shall become a Guarantor under the Indenture;

WHEREAS, Section 901(6) of the Indenture provides that the Indenture or the Securities may be amended or supplemented without the consent of any Holder to secure any series of the Securities or provide for any guarantees thereof, additional Guarantors thereon, or additional obligors thereon;

WHEREAS, the Company desires and has requested that the Trustee join in the execution of this Supplemental Indenture for the purpose of evidencing the addition of Mantos de Oro as a Guarantor under the Indenture;

WHEREAS, this document is provided by the Trustee or one or more of its affiliates (collectively, “Computershare”), in its named capacity or as agent of or successor to Wells Fargo Bank, N.A., or one or more of its affiliates (“Wells Fargo”), by virtue of the acquisition by Computershare of substantially all the assets of the corporate trust services business of Wells Fargo;

WHEREAS, Mantos de Oro desires to execute this Supplemental Indenture in order to evidence its Guarantee under Article Fourteen of the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by resolutions of the board of directors and the shareholders of Mantos de Oro; and

WHEREAS, all conditions precedent and requirements necessary to make this Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof has been in all respects duly authorized.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE One

GUARANTEES OF THE SECURITIES

SECTION 1.1.         Mantos de Oro hereby agrees, jointly and severally with all other Guarantors, to guarantee the Company’s obligations under the Indenture and the Securities on the terms and subject to the conditions set forth in Article Fourteen of the Indenture and to be bound by all other applicable provisions of the Indenture applicable to “Guarantors.”

ARTICLE Two

MISCELLANEOUS

SECTION 2.1.         Effectiveness. This Supplemental Indenture shall be effective upon execution by the parties hereto.

SECTION 2.2.         Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

SECTION 2.3.         Governing Law. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

SECTION 2.4.         Counterparts. The parties may sign any number of copies of this Supplemental Indenture (including by electronic transmission). Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 2.5.         Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

KINROSS GOLD CORPORATION,
as the Company

By:	/s/ Andrea Freeborough
Name:	Andrea Freeborough
Title:	Executive Vice-President and Chief Financial Officer

COMPAÑÍA MINERA MANTOS DE ORO,
as Guarantor

By:	/s/ Ximena Matas
Name:	Ximena Matas
Title:	Director of the Company

[Signature page to Fourth Supplemental Indenture]

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Sara Corcoran
Name:	Sara Corcoran
Title:	Officer

[Signature page to Fourth Supplemental Indenture]